Exhibit 99.1

[ON TECHNOLOGY LOGO HERE]

NEWS RELEASE for April 2, 2003 at 7:35 AM EST

Company Inquiries: Steven R. Wasserman ON Technology Corporation 781-487-3330 swasserman@on.com	Investor Inquiries: Michael Mason Allen & Caron Inc 212-691-8087 michaelm@allencaron.com

ON TECHNOLOGY COMMENTS ON ANTICIPATED FIRST QUARTER RESULTS

WALTHAM, MA (April 2, 2003) … ON Technology Corporation (Nasdaq:ONTC), a leading provider of enterprise infrastructure management solutions, said today that its North American revenue fell below anticipated levels for its first quarter ended March 31, 2003. Although the Company’s European revenue was on target, overall revenue for the first quarter is now expected to be below previous guidance, which was set at $9 million. The Company is anticipating revenue for its first quarter to be in the range of $7.2 million to $7.6 million, down from $8.2 million in the first quarter of 2002. Revenue is likely to be below the level that would allow the Company to report a profit for this year’s first quarter, though the full year 2003 results are anticipated to be on track with previous revenue guidance between $42 million to $45 million, and profitable.

President, Chairman & CEO Robert L. Doretti said that the overall economic climate, underlying geopolitical conditions and customers’ budgetary constraints contributed to delayed buying decisions, which affected some orders and deliveries during the first quarter. The largest delayed US order is expected to be delivered early in the second quarter. Doretti also noted that the Company’s business fundamentals are stronger than ever, with sales opportunity pipelines larger and more robust than they were a year ago, in both the US and Europe. The direct sales force grew to 40 account managers and the Company is now working with more than 75 territory partners worldwide. He anticipates that ON product revenue will begin to flow through both the new hires and new territory partners later this year.

In addition, ON Technology recently introduced its ON iCommand product line that allows users to deliver any functionality to multiple devices over the internet and other networks. Sales of ON iCommand are expected to commence during the second quarter ending June 30, 2003.

About ON Technology Corporation

ON Technology empowers IT organizations and service providers to manage the full lifecycle of their computing systems over large-scale corporate networks. Our solutions are used to rapidly and reliably deploy critical applications, operating systems, and content to desktops, mobile PCs, handhelds, servers, retail point-of-sale (POS) terminals and banking workstations. Our customers leverage our solutions to significantly reduce IT costs, improve availability and reliability of business-critical applications, and enhance both IT and end-user productivity. ON’s management solution has been chosen by more than 825 enterprises worldwide to manage in excess of 1.1 million networked computer systems. For more information visit ON Technology’s Web site at www.on.com or call 800-767-6638.

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ON Technology, ON Command, and ON Command CCM are registered trademarks, and the ON logo and ON iCommand are trademarks of ON Technology Corporation. Microsoft and Windows are either registered trademarks or trademarks of Microsoft Corporation in the United States and other countries. All other brand names and trademarks are properties of their respective owners.

ON TECHNOLOGY COMMENTS ON ANTICIPATED FIRST QUARTER RESULTS

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The statements in this news release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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